                                                                    Exhibit 99.1

              AMCOMP REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

NORTH PALM BEACH, FL, AUGUST 8, 2007 - AmCOMP Incorporated (Nasdaq:  AMCP) today announced results for the second quarter and six months ended June 30, 2007.

Fred  R.  Lowe,  AmCOMP's  Chairman,  President  and  Chief  Executive  Officer,
remarked,  "I am pleased to report we  increased  our net income this quarter by
10%  year-over-year and 37.5% over this year's first quarter.  Additionally,  we improved our combined  ratio,  which measures the overall  profitability  of our business,  to 91.5%  compared  to 94.4% for the same period in 2006 and 96.4% in the first quarter of 2007.

"These positive results are a direct reflection of the effectiveness of our risk selections and proactive  claims  management.  I would like to congratulate  our team of  underwriters  for its continuing and  successful  efforts,  despite the competitiveness  of the market, in maintaining  discipline and securing adequate pricing.  We also  appreciate the efforts of our loss control  specialists,  who assist our underwriters in determining the risks we choose to insure. Our claims adjusters  should be recognized,  too, for their ability to  proactively  manage claims, closing them quickly and appropriately, thereby reducing our exposure to development from prior years' claims.

"We  have  always  maintained  that  our  business  should  not be  judged  on a quarter-by-quarter  basis. The pay-out tails in workers' compensation  insurance are long and many variables can affect the top and bottom line business  results in the  short-term.  Additionally,  we cannot predict the level of our quarterly reserve redundancies,  as we book to the exact point estimate of our independent actuary.

"In the long-term, it is the solvency of the business model, the sustained track record and the strength of the management team that are the real measurements of success.  Our  initiatives  are  focused  on the  achievement  of these  primary outcomes:  continued building of loyal relationships with our independent agents and policyholders, implementation of technology to make it easier to do business
with  us,  an  unmatched   customer   experience,   disciplined  and  profitable
underwriting,  and cost containment and expense reductions.  We are energized by our opportunities,  and we are continuing to work hard to compete effectively in our markets for a bright, long-term future for AmCOMP," Mr. Lowe concluded.

FINANCIAL RESULTS FOR THE SECOND QUARTER OF 2007

For the second  quarter  of 2007,  net  income  was $5.5  million,  or $0.35 per diluted  share,  compared  to net income of $5.0  million,  or $0.31 per diluted share,  for  the  second  quarter  of  2006.  Weighted  average  diluted  shares outstanding  were  15,776,000 as of June 30, 2007,  compared to 15,584,000 as of
June 30, 2006.  Total  revenue  decreased  17.0% to $60.2  million in the second quarter of 2007 versus $72.5 million in the prior year's second quarter.  Direct premiums  written  decreased  19.7% to $49.5  million for the three months ended
June 30, 2007, from $61.6 million in the comparable  period in 2006. In Florida, our largest  market,  direct  premiums  written  decreased  $13.9 million in the second  quarter  compared to the  corresponding  2006  quarter.  The decrease in
Florida  premiums is the result of a 15.7% rate decrease in 2007, a 6.9% decline in  in-force  policies  as of June 30, 2007  compared  to June 30,  2006,  and a reduction in  construction-related  payrolls. Net investment income increased by
$0.7  million,  or  16.9%,  for the same  three-month  period  in 2007  over the comparable quarter in 2006.

The net combined ratio,  including  policyholder dividends for the quarter ended
June 30, 2007, was 91.5% compared to 94.4% for the same period in 2006. Loss and loss  adjustment  expenses ratios were 47.3% and 59.3% of net premiums earned in the three months ended June 30, 2007 and 2006, respectively. Total expenses were
32.7% and 31.3% of net  premiums  earned in the three months ended June 30, 2007 and 2006,  respectively.  During the second quarter of 2007, the Company accrued
$4.1 million for estimated  additional  Florida dividends based on its statutory
underwriting   results  pursuant  to  Florida  Statute  627.215  and  applicable regulations.  AmCOMP's ultimate  liability will be based on its premiums earned, loss  reserves  and  expenses  compiled  in  accordance  with  the  statute  and regulations.

FINANCIAL RESULTS FOR THE FIRST SIX MONTHS OF 2007

Net income for the six months ended June 30, 2007 was $9.5 million, or $0.61 per diluted  share,  compared to $11.0 million,  or $0.77 per diluted share,  in the first half of 2006.  Weighted average diluted shares outstanding were 15,777,000 as of June 30,  2007,  compared to  14,241,000  as of June 30,  2006.  Six month revenue in 2007 was $124.3  million;  a 12.9%  decrease  from  revenue of $142.6 million  for the first six  months  of 2006.  For the first six  months of 2007, direct premiums written decreased 17.5% to $123.8 million from $150.0 million in the comparable  period in 2006. In Florida,  direct premiums  written  decreased
$25.8  million  for the first six months of 2007  compared to the same period in
2006.

The net combined ratio,  including  policyholder  dividends,  for the six months ended June 30,  2007,  was 93.9%  compared to 92.7% for the same period in 2006.
Loss and loss adjustment expenses were 53.3% and 58.1% of net premiums earned in the six months ended June 30, 2007 and 2006,  respectively.  Total  expenses for the first six months of 2007 were 33.1% of net premiums earned compared to 30.7%
in the prior year period.

Book value as of June 30, 2007 was $9.39.  The  annualized  return on equity for
the  three  months  ended  June  30,  2007  and  2006,   was  15.2%  and  16.0%,
respectively.  The annualized return on equity for the six months ended June 30,
2007 and 2006 was 13.4% and 21.9%, respectively.

The Company does not have any exposure to sub-prime debt in its balance sheet.

CONFERENCE CALL

The Company will host a conference call on Thursday,  August 9, 2007, at 8:00 AM
ET, featuring remarks by Fred Lowe, President and Chief Executive Officer, Debra
Ruedisili,  Executive  Vice  President and Chief  Operating  Officer,  and Kumar
Gursahaney,  Senior Vice President,  Chief Financial Officer and Treasurer.  The
conference  call is available  via webcast on the  Company's  website and can be
accessed       by       clicking       on       the       following        link:
http://ir.amcomp.com/eventdetail.cfm?eventid=42633.  The dial-in  number for the conference  call is  913-981-5532.  Please call at least five minutes before the scheduled start time.

There will be an audio replay of the call,  which will be available  starting at
11:00 AM ET  through  11:59 PM ET August  12th and can be  accessed  by  calling
719-457-0820  or  888-203-1112  and using the pass code 4116284.  The conference call webcast will be available on the Company's website for 60 days.

ABOUT AMCOMP

With roots dating back to 1982,  AmCOMP  Incorporated  is an  insurance  holding company whose wholly owned subsidiaries,  AmCOMP Preferred and AmCOMP Assurance, are  mono-line  workers'  compensation  insurers  with  products  that  focus on value-added services to policyholders. Currently marketing insurance policies in
15 core  states  and  targeting  small to  mid-sized  employers  in a variety of industries, AmCOMP distributes its products through independent agencies.

FORWARD-LOOKING STATEMENTS

Statements  made in this press  release,  including  those  about the  Company's financial  condition  and results of  operations  and about its future plans and objectives,  which  are not  based  on  historical  facts,  are  forward-looking statements  within the meaning of Section 27A of the  Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe,"  "expect,"  "plans,"  "intend,"  "project,"  "estimate," "may,"
"should,"  "will,"  "continue,"  "potential,"  "forecast" and  "anticipate"  and similar expressions  identify  forward-looking  statements.  Any such statements involve known and unknown  risks,  uncertainties  and other  factors,  including those set forth under the heading "RISK  FACTORS" in the Company's  filings with the Securities and Exchange Commission,  including AmCOMP's Form 10-K for fiscal
year  ended  December  31,  2006.   Such  factors  may  cause  AmCOMP's   actual
performance,  condition and  achievements  to be materially  different  than any future  performance,  condition and achievement set forth in this press release.
All subsequent written and oral forward-looking statements attributable to us or individuals  acting on our behalf are expressly  qualified in their  entirety by these  cautionary  statements.  We undertake no obligation to publicly update or revise any forward-looking  statements,  whether as a result of new information, future events or otherwise, except as required by law.

Set forth in the tables below are summary  results of  operations  for the three month and six month  periods  ended June 30, 2007 and 2006,  as well as selected balance  sheet data as of June 30, 2007 and  December 31,  2006.  The  following information  is  preliminary  and unaudited and is subject to change until final results are publicly distributed.

CONTACT:

AmCOMP Incorporated, North Palm Beach

Kumar Gursahaney
Chief Financial Officer
561-840-7171 ext. 11700

                                     ###

                                  AmCOMP Incorporated and Subsidiaries
                             Condensed Consolidated Statements of Operations
                           (in thousands, except per share amounts and ratios)
                                               (unaudited)

                                                   Three Months Ended               Six Months Ended
                                                        June 30,                        June 30,
                                                   2007         2006                2007        2006
                                                 ---------    ---------          ---------    ---------
Statement of Operations Data:
Revenue:
Net premiums earned                              $  55,424    $  68,388          $ 114,637    $ 134,358
Net investment income                                4,941        4,228              9,803        8,271
Net realized investment losses                        (212)        (198)              (212)        (197)
Other income                                            18          106                 48          191
                                                 ---------    ---------          ---------    ---------
   Total revenue                                    60,171       72,524            124,276      142,623
Expenses:
Losses and loss adjustment expenses                 26,188       40,582             61,106       78,049
Policy acquisition expenses                         11,478       11,555             20,681       24,369
Underwriting and other expenses                      6,672        9,843             17,365       16,830
Dividends to policyholders                           6,357        2,580              8,598        5,243
Interest expense                                       901          868              1,855        1,706
                                                 ---------    ---------          ---------    ---------                                                                                                     ---------
   Total expenses                                   51,596       65,428            109,605      126,197

                                                 ---------    ---------          ---------    ---------
Income before income taxes                           8,575        7,096             14,671       16,426
Income tax expense                                   3,048        2,089              5,124        5,444
                                                 ---------    ---------          ---------    ---------
   Net income                                    $   5,527    $   5,007          $   9,547    $  10,982
                                                 =========    =========          =========    =========

Operating Data:
Direct premiums written                          $  49,479    $  61,640          $ 123,835    $ 150,020
Gross premiums written                              50,902       64,491            126,481      154,031
Net premiums written                                49,965       62,041            125,035      148,737
Per Share Data:
Earnings per share
   Basic                                         $    0.35    $    0.31          $     .61    $     .83
   Diluted                                            0.35         0.31                .61          .77
Weighted average common shares outstanding
   Basic                                            15,769       15,559             15,764       13,306
   Diluted                                          15,776       15,584             15,777       14,241
Selected Insurance Ratios:
Net loss ratio(1)                                     47.3%        59.3%              53.3%        58.1%
Net policy acquisition expense ratio(2)               20.7%        17.0%              18.0%        18.2%
Underwriting and other expense ratio(3)               12.0%        14.3%              15.1%        12.5%
                                                 ---------    ---------          ---------    ---------

Net combined ratio, excluding
policyholder dividends(4)                             80.0%        90.6%              86.4%        88.8%
Dividend ratio(5)                                     11.5%         3.8%               7.5%         3.9%
                                                 ---------    ---------          ---------    ---------
Net combined ratio, including
policyholder dividends(6)                             91.5%        94.4%              93.9%        92.7%
                                                 ---------    ---------          ---------    ---------

--------
(1)   Losses  and loss  adjustment  expenses  divided  by net  premiums  earned,  after the  effects  of reinsurance
(2)   Net policy acquisition expenses divided by net premiums earned
(3)   Underwriting and other expenses divided by net premiums earned
(4)   Sum of ratios computed in footnotes 1, 2 and 3
(5)   Dividends to policyholders divided by net premiums earned
(6)   Sum of ratios computed in footnotes 1, 2, 3 and 5

                      AmCOMP Incorporated and Subsidiaries
                           Consolidated Balance Sheets
                                 (in thousands)
                                   (unaudited)

                                               June 30,   December 31,
                                                 2007         2006
                                            ------------  ------------
Assets:
Cash and investments                           $443,657     $436,775
Premiums receivable - net                       106,697      106,270
Reinsurance recoverables                         70,104       75,360
Deferred policy acquisition costs                22,641       20,749
Deferred income taxes - net                      23,875       21,613
Other assets                                     18,576       23,730
                                               --------     --------
Total Assets                                   $685,550     $684,497
                                               ========     ========

Liabilities and stockholders' equity:
Unpaid losses and loss adjustment expenses     $323,424     $334,363
Unearned and advance premiums                   121,517      115,218
Notes payable                                    37,357       38,250
Other liabilities                                55,125       57,378
                                               --------     --------
Total liabilities                              $537,423     $545,209
Total stockholders' equity                      148,127      139,288
                                               --------     --------
Total liabilities and stockholders' equity     $685,550     $684,497
                                               ========     ========